Exhibit 99.1

NEWFIELD ANNOUNCES PRELIMINARY IMPACT
OF HURRICANE KATRINA

FOR IMMEDIATE RELEASE

HOUSTON - August 30, 2005 -- Newfield Exploration Company (NYSE:NFX) today announced initial findings of an aerial survey of its operations in the eastern Gulf of Mexico. The Company’s “A” production platform at Main Pass 138 appears to have been lost in the storm. All other Newfield operated structures flown over appear to be intact. Prior to the shut-in for Hurricane Katrina, the facility was producing 1,500 barrels of oil per day (gross). Newfield operates the facility with a 92% working interest.

As of this morning, boats and helicopters are mobilizing to better access damages, identify any environmental impacts and begin the repair process.

In preparation for Hurricane Katrina, Newfield began shutting in production on August 27, and since that time approximately 1.1 Bcfe has been deferred. More than 250 employees and contractors were safely evacuated from the Gulf. Today, operations are being resumed from fields unaffected by the storm and where pipelines will permit the resumption of production. Newfield will have a more detailed assessment of storm related damages and total volumes deferred as information is available.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield’s areas of operation include the Gulf of Mexico, the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent and the Uinta Basin of the Rocky Mountains. The Company has development projects underway offshore Malaysia, in the U.K. North Sea and in Bohai Bay, China.

Newfield Exploration Company	For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020	Steve Campbell
Houston, TX 77060	(281) 847-6081
http://www.newfld.com	info@newfld.com

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